Exhibit (21)


                            LA-Z-BOY INCORPORATED
                            LIST OF SUBSIDIARIES



Subsidiary
Jurisdiction of Incorporation

La-Z-Boy Canada, Ltd.
Ontario, Canada

La-Z-Boy Ad Co.
Michigan

Kincaid Furniture Company, Incorporated
Delaware

La-Z-Boy Export Ltd.
Barbados

LZB Finance, Inc.
Michigan

England/Corsair, Inc.
Michigan

LZB Properties, Inc.
Michigan

LZB Florida Realty, Inc.
Michigan

Centurion Furniture PLC
United Kingdom

Distincion Muebles, Sa de C.V.
Mexico